HMS HOLDINGS CORP.

Moderator: Bob Holster

May 5, 2006

10:00 am ET

Operator:	Good morning. My name is (Mary Ann) and I will be your conference operator today. At this time I would like to welcome everyone to the HMSY first quarter 2006 financial results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you.

I would now like to turn the conference over to Bob Holster, Chairman and Chief Executive Officer. Mr. Holster you may begin.

Robert Holster:	Good morning and thank you for joining our first quarter 2006 conference call.

I’m Bob Holster I’ll be speaking with you this morning along with Bill Lucia, our President and Chief Operating Officer and Tom Archbold, our CFO.

We’ll be making forward-looking statements in the course of this call so please refer to the list of qualifiers included in yesterday evening’s press release.

This conference call is open on a listen only basis to individual investors and interested parties. This morning we’ll update you on our business and first quarter financial performance then we’ll be happy to answer your questions.

HMS is off to a very good start in 2006. In comparison to the first quarter of 2005, revenue was up 36% and operating income slightly more than doubled to 1.7 million.

Net income for diluted share tripled from two cents to six cents even though we began booking a full income tax provision in 2006. But even though we start way ahead of 2005 in the first quarter we’re only slightly ahead of our own budget and we’re still looking for revenue growth of approximately 15 to 17% for the full year of 2006.

A number of factors contributed to our high growth rate in the first quarter. First and most important, Reimbursement Services Group or RSG, our subsidiary that provides cost reporting services to large hospitals generated 1.7 million in revenue in this quarter versus only about 640,000 in the year ago quarter.

RSG continues to grow steadily. They’ve added 20 hospital clients so far this year and up to a total of 160. And for the full year they should wind up in the 15 to 17% growth range we’re projecting for the entire company.

What we do expect though is that RSG will have a better balance of first half, second half revenues. Something on the order of 40%, 60% versus last year’s 25%, 75%.

HMS our subsidiary that offers coordination of benefits and overpayment recovery to government healthcare payors and accounts for about 85% of our revenue actually grew at a 23% rate during the quarter. Medicaid HMOs were an important contributor to that growth accounting for approximately 1.3 million in revenue or about what they contributed during the whole of 2005.

As regards our Medicaid managed care business we can now say that we’ve moved beyond the pilot phase and we think that Medicaid HMOs will be an important contributor to revenue and operating profit henceforth.

Now the factor that reconciles HMS’s 23% first quarter growth rate to our full year 15 to 17% growth guidance is the impact of the Medicare Part D pharmacy benefit that went into effect in January. As we’ve described in past calls implementation of the Medicare pharmacy benefit means that pharmacy for dual eligibles, those individuals covered by both Medicaid and Medicare, for the most part moves out from under the Medicaid program and into Medicare.

The pharmacy recoveries from Medicaid coordination of benefits that would have earned us a fee for our pre-part D activities for Medicaid agencies are no longer available to us under our Medicaid contracts. That phenomenon will cost us about $3 million in revenue during the transition year 2006 and most of that impact will be felt in the next three quarters.

Tom Archbold will now take us through the first quarter P&L and the balance sheet.

Thomas Archbold:	Thank you Bob and good morning everyone.

As we look at the statement of operations for the first quarter ended March 31, HMS Holdings reported revenue of 16.4 million, an increase of 4.3 million or 36% from the prior year first quarter.

Health Management Systems earned revenue of 14 million, a 2.6 million or 23% increase over the prior year. This resulted from a $1.0 million dollar increase from the same base of clients reflecting new projects, higher volumes, and yields, and a $1.6 million increase from new clients including 1.3 million from managed healthcare plans.

RSG earned revenue of 1.7 million, an increase of 1.1 million from the prior year quarter. This increase is reflective of the timing of the Medicare cost reporting and adjudication timetable, which in 2006 is expected to be less weighted to the second half than was the case in 2005.

Total operating expenses for the quarter were 14.7 million, and increase of 3.4 million compared to 11.3 million in the prior year first quarter.

Approximately $0.7 million of this increase is due to prior expenses having been reduced by the amounts allocated to the Accordis business that we sold in the third quarter of 2005.

Compensation expense of 7.9 million increased 1.9 million from the prior year first quarter. Stock option expense of .3 million was recognized this quarter for the first time as the company adopted FAS 123R effective January 1, 2006. A $.5 million increase in compensation related to last year’s allocation of expenses to discontinued ops.

Excluding these two increases compensation increased 18% on a 21% increase in our average number of employees. In the quarter ended March 31, 2006 we averaged 346 employees compared to an average of 287 employees in the prior year’s first quarter as a result of the company’s continued growth.

Data processing expense of 1.4 million increased .5 million from the prior year quarter. An increase of .2 million for hardware and software resulted from upgrading our mainframe platform. Additionally .1 million was charged to discontinued ops last year. Finally approximately .2 million resulted from disaster recovery enhancements, data communication cost increases, and PC upgrades.

Occupancy costs of 1.3 million increased 0.2 million principally due to increased energy costs and depreciation of our new telephone system and other office upgrades at our Dallas service center and in North Carolina.

Direct project costs of 2.7 million were .8 million more than the prior year first quarter period. As a percentage of revenue they were 16.4% compared to 15.3% in the prior year and consistent with our 16 to 18% of revenue range.

Other operating costs of 1.4 million were .1 million lower than the prior year first quarter. Decreases in legal fees of .2 million were partially offset by increased travel expense of .1 million.

With regard to income taxes the company provided 918,000 of tax expense for the current quarter, an effective tax rate of 42%. This rate principally reflects a current liability under the alternative minimum tax system and a deferred tax provision with state taxes being the primary difference between the statutory and effective rates.

Prospectively our available NOLs are sheltering our income on a cash basis resulting in our paying cash taxes under the AMT system but the utilization of NOLs previously recorded in deferred tax assets results in a deferred tax provision. In English this means that we won’t be a significant cash taxpayor until early 2007.

In summary for the quarter ended March 31, 2006 HMS recognized income from continuing operations of 1.3 million or 6 cents per diluted share compared to income from continuing operations of 1 million or 4 cents per diluted share during the prior year comparable period. The prior year period also included a loss from discontinued operations of .6 million or 2 cents per diluted share.

Turning to the balance sheet and looking at our general financial condition. We report cash and short-term investments of 40.5 million, a current ratio of more than 7 to 1, and we have no debt.

Looking at the statement of cash flows for the quarter ended March 31, cash used in operations was .9 million. Cash flows were unfavorably impacted by a $5.1 million decrease in accrued liabilities as a result of paying for IT capacity upgrades purchased at the end of 2005 to take advantage of favorable vendor pricing and the time of the payment of variable compensation during Q1.

This reduction was partially offset by a reduction in accounts receivable balances, a reduction in deferred tax assets, and depreciation and amortization expense.

In addition for the quarter ended March 31, the company spent 1.5 million on capital expenditures and received proceeds from the exercise of stock options of $1.7 million.

That concludes our review of the financial results and financial position of the company.

Robert Holster:	Thank you Tom.

So as we move into the balance of 2006 our three part strategic focus remains unchanged. First our core state Medicaid agency business continues to grow, albeit at a slower rate than in the last couple of years, primarily because we’re absorbing the Part D impact this year.

Second we expect to continue to expand the Medicaid managed care arena. We carry a run rate out of the last couple quarters that suggest 7 to 10% of our revenues should come from this source in 2006.

And finally although it will not contribute significantly to revenue in 2006 we’re preparing to market to Medicare advantage plans and Part D carriers. We see emerging as an important new market for our services over the next several years.

Taken together we’re comfortable in forecasting that these strategies will produce revenue growth in the range of 15 to 17% in 2006. As we noted last quarter this revenue growth should translate into pre-tax income growth at about twice that rate.

We continue to devote a significant amount of energy to evaluating opportunities to add to our cost containment service offering and customer footprint through acquisition although we have nothing specific to announce at this time.

This concludes our formal presentation and we’re now open to any questions you may have.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again to ask a question please press star 1 on your telephone keypad.

Your first question comes from (Charles Strausser) with CJS Securities.

(Charles Strausser):	Good morning.

Robert Holster:	Good morning (Charlie).

(Charles Strausser):

Couple quick questions for you. First of all Tom if you can give us a sense of the trend of compensation expense from this quarter throughout the year. Do you expect that to increase materially from Q1?

Thomas Archbold:	Well I think it will increase but I don’t think it will be significantly increased from where it is in Q1 but there will be a little bit of increase as we go through Qs two, three, and four.

(Charles Strausser):	Got it. And then you said 16 to 18% of the direct project costs is still the range you’re comfortable with?

Thomas Archbold:	Yes.

(Charles Strausser):

Okay. Great. And then Bob really – or maybe if Bill is on the call too maybe just kind of give us a little more color in the backlog or pipeline I should say for the managed care arena. And you know, maybe you can elaborate and give us a little bit more detail on kind of what’s going on there.

Bill Lucia:	Hi (Charlie). This is Bill.

So the – as Bob mentioned in our first quarter we generated as much revenue as we did in all of 2005 from this sector. And we continue to see that as a significant growth arena. We have what I’d consider a very healthy sales funnel and I have no new sales to report on in that arena but we’re expecting continued expansion.

(Charles Strausser):	Got it. So you keep talking to people but no new contracts have been signed that you can talk about.

Bill Lucia:	Pardon me?

(Charles Strausser):	There’s no new contracts to talk about but the pipeline of potential candidates is building.

Bill Lucia:

The pipeline of potential candidates is building and I’d remind you as we talked last year we, you know, we were in implementation mode with a number of contracts. We are still in implementation mode with two of our larger clients.

So similar to in our state business where when we do an implementation that account continues to grow year to year. The same phenomenon will be reflected in the managed care arena.

(Charles Strausser):	Got it. And then lastly, Bob, just a sense of the $40 million in cash just remind us again of you priority for the use of that cash in the near term.

Robert Holster:

Well first with respect to cash although you didn’t see our cash balances increase in the first quarter because the first quarter is when we do a lot of our capital spending and when we pay a lot of variable compensation from the year prior. We expect cash balances to build steadily through the year to something north of 50.

And as I’ve indicated in the past we are actively looking for ways to productively employ that to accelerate our growth rate through acquisition.

(Charles Strausser):	Got it. Thank you very much. Great quarter.

Man:	Thank you.

Operator:	Again if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from (J. Hingorani) with (Thompson Davis & Company).

(J. Hingorani):	Good morning, gentlemen.

Robert Holster:	Good morning.

William Lucia:	Good morning.

(J. Hingorani):

Just real quick, can you bridal what you said the state - you know, the core business continued to grow but it’s slower. Can you provide any more color? Is there anything new? I didn’t see any - haven’t seen any announcements of late. Can you just give us a little better idea how that’s going? Is it within the existing states or anything new that’s coming on line?

William Lucia:

Well, one of the things that we did this year, we had about four to five state contracts that over the course of the year would be expiring. And for each of those contracts, we have negotiated an extension. So there’s no impact on any

HMS account - existing HMS state account leaving our portfolio this year and any financial impact for 2006.

There - we do have proposals in - at this time, under consideration in three new states and there’s an RFP that was just released in another state that will be developing our proposal over the next few weeks.

(J. Hingorani):

Okay. And then, Bob, I think on the fourth quarter call, we talked about - you talked about 15% to 17% growth rate by guidance and you said you expect that operating income to grow at twice that rate. Are we still saying that?

Robert Holster:

Yes, that’s correct. I think what I actually said is that I expect pre-tax income to grow at about twice the rate of revenue growth. And we see nothing today that suggests that’s not going to be the case.

(J. Hingorani):	Okay. And the $3 million impact from the migration to Part D?

Robert Holster:	Yes.

(J. Hingorani):	Do you see any of that Part D business this year at all coming on to mitigate any of that, your Medicare Part D benefits?

Robert Holster:	No, we don’t.

(J. Hingorani):	Okay.

Robert Holster:

Our Medicare strategy is a longer-term strategy and we don’t see anything happening by way of mitigation from a Part D carrier as a customer; although we have fully provided for the negative impact of the shift of spending to Medicare in our projections for this year.

(J. Hingorani):	Okay. And then any timeline or deadline set for an acquisition for the year?

Robert Holster:

No. No specific timeline or deadline. We’re devoting a significant amount of energy to the process and are hopeful that something will happen this year but we’re not going to - we’re in no rush except to do transactions that are good transactions for us and that are accretive. And so for that reason, there’s no specific timeline.

(J. Hingorani):	But suffice it to say that you are looking so if there’s any kind of outside help needed - you know, if you need to engage anybody to do that due diligence or looking for you, that’s already in place?

Robert Holster:	We’ve got plenty of helpful advice.

(J. Hingorani):	Okay. Good. I’ll hop off and get back in the queue. Thanks.

William Lucia:

(Jay), I’d like to just comment - this is Bill - I’d like to comment a little more about the Part D. While we’re actively marketing in that arena, I wanted to - the key issues that are facing Part D plans today are enrollment, stabilization of the program, and understanding their compliance and processing issues with CMS.

I mean with the enrollment deadline approaching - and the key thing I think for the - that are facing these plans is really stabilizing and continued outreach to members. So they’re not necessarily focused on the cost containment activities that we provide today. There’s interest but they’re still getting their systems in place. So we believe that this year will be more backend loaded with the sales activity starting to give some benefit at the end of the year and 2007.

(J. Hingorani):	Okay, great. We’ll watch for, hopefully, some surprise at the end of the year. Thanks.

Operator:	Again, if you would like to ask a question, press star, 1 on your telephone keypad.

Your next question comes from (Whit Mayo) with (Stephens).

(Nancy):	Hey, Bob, actually, it’s (Nancy).

Robert Holster:	Hi, (Nancy).

(Nancy):

Can you talk about kind of the IT spending you’ve been doing and what you’ve been doing in terms of increasing your ability to kind of recover just on your current book of business and is that helping in terms of some of the margin expansion we’re seeing? And can you kind of talk also about, you know, what’s happening in terms of, you know, looking out in terms of two or three years out, you know, where could recovery rates go?

William Lucia:

(Nancy), it’s Bill. I’ll cover IT and also what we’re doing on the yield improvements. In terms of IT, we continue to invest in both of our - what we consider our operating platforms in that our mainframe infrastructure where our data warehouse exists.

Today we have, in our active data warehouse, over five billion claims stored. That number obviously increases as we add new HMOs and new states. And we - and in our inactive warehouse where we’re adding more - we’re bringing more claims in to do retrospective processing, we have another five billion claims offline.

So we’re increasing our mainframe footprint to do both faster processing and to store more data. And on our service environment, we continue to migrate more applications to a Web-based environment so that we’re able to connect any of the stakeholders and the recovery process via the Web.

From a yield - we’re also getting a benefit from some of that in the yield perspective to be able to increase our yields per billing. But I think one of the critical things that HMS does is continually recruit carrier eligibility from new holders of insurance eligibility. And this year, we were able to receive eligibility from some of the larger pharmacy benefit managers and that’s having significant contribution to yields in 2006 and will in 2007.

One of the things that we talked about I believe in the last call was the Deficit Reduction Act that we worked very closely with the Senate Finance Committee and CMS to make sure that that got approved. And the language about that strengthening third-party liability regulations at a national level and we’re now working with states to make sure they adopt enabling legislation so that other holders of health insurance eligibility are able to cooperate with HMS.

So those are kind of the, I would say, the biggest initiatives that we have that are impacting yield both this year and next year.

(Nancy):	So that’s something that may accrue kind of more to ’07 than ’06; particularly with the new data you’re getting from the PBMs?

William Lucia:

It’s actually - because pharmacy is the most automated transaction in healthcare, it’s actually having an impact in ’06. But as we add additional PBMs and third-party administrators and data from employers, you’ll see that impact in ’07 as well.

(Nancy):	And then if you think about the timing of begin, how the - how - is that also a key part of being able to provide that service to Medicare Part D payors?

William Lucia:

I don’t know if it’s critical information to have when we’re doing service for Medicare Part D payors because Medicare is not always the payor of last resort, there’s another level of process that we go through to understand whether that third-party coverage is primary to Medicare or secondary to Medicare.

So the PBM data is valuable but it’s not as automated as in Medicaid where Medicaid is the payor of last resort and there are no questions about that.

(Nancy):

And if you had to guess at kind of your claims inventory and your connections that you have compared to your competitors, do you feel like you’re maintaining your lead, increasing your lead, or losing your lead?

William Lucia:

I mean I - it’s hard to answer because our competitor does other work for state government where they may be doing third-party liability or coordination of benefit work under that contract. I mean they’re a strong competitor and I think we’re both increasing our market share.

(Nancy):	Thanks.

Operator:	Your next question comes from (Charles Strouser) with CJS Securities.

(Charles Strouser):

Hi. Bill, just kind of picking up where you kind of left off there, I know they’ve been talking that there could be some new programs coming out of CMS that you might want to take a look at, you know, doing some work for and maybe even a partnership with other firms. Can you give us an update there? Are you talking with other parties about (fitting) for some of that work?

William Lucia:

Actually, there was a request for information from CMS regarding the - basically, CMS’ plans to remove Medicare secondary payor recovery operations from the 42 Medicare fiscal intermediaries and Part B carriers and migrate that to one single vendor. That request for information came out about two months ago. HMS and many other parties responded to that request for information. And we’re expecting that request for proposal will be forthcoming from CMS hopefully within the next few weeks. We have begun discussions with partners to respond to that proposal - or respond to that request for proposal.

(Charles Strouser):	Got it. And for those of us who are not as in the day-to-day of working with the government, can you dumb that down a little bit for what you just said?

William Lucia:

Yes. Currently, each Medicare fiscal intermediary which would be a Part A intermediary or a Medicare Part B carrier provides - are required to perform Medicare secondary payor recovery. And that basically means if Medicare - someone in Medicare is in a car accident and Medicare has to recover the dollars via a lien against that, if there’s a Workers’ Comp claim, or if someone with Medicare has third-party coverage that is primary to Medicare, they have to recover those dollars.

So it’s analogous to the third-party liability on the Medicaid side, it just has a different wrinkle that it’s - Medicare is not always the payor of last resort as Medicaid is. Each one of those entities has the responsibility to perform that service now.

The GAO and the Senate have been rather vocal about they don’t believe that the best dollars and the most efficient manners are being utilized by CMS to do that. So CMS is basically recommending to pull that work from the 42 different entities, put it into one vendor who will do that processing, using systems that have been developed for CMS and also bringing some technology and collection enhancements to the process.

Robert Holster:

And (Charlie), I’d add that while obviously we’ve given this some thought and we think that an RFP is coming out - the RFP is not out yet and when the RFP does come out, we expect that this is going to be a big piece of business that’s going to be hotly contested by numerous players in the fiscal intermediary business. So while it’s exciting to contemplate, it’s not part of our thinking with respect to our 2006 performance and projections.

(Charles Strouser):	Got it. That’s - hey, I was just - just had heard about it and just wanted to get a little bit more color on that and I appreciate that.

Robert Holster:	Thank you.

Operator:	At this time, there are no further questions. Mr. Holster, are there any closing remarks?

Robert Holster:	Only that we thank you all for calling in and hope that we’ve been helpful and look forward to speaking with you again next time.

Operator:	Thank you. This concludes today’s HMSY First Quarter 2006 Financial Results conference call. You may now disconnect.

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